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                                                                   EXHIBIT 11.1

HealthDesk Corporation
Computation of Earnings per Share

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
                                                                            Three Months Ended March 31,
                                                                            ----------------------------
                                                                          1996                       1997
                                                                          ----                       ----
Weighted average number of common shares outstanding...............    2,130,078                  4,659,663

Shares issuable pursuant to conversion of preferred stock,
   warrants and stock options issued during the twelve month
   period prior to the filing of the initial public offering
   registration statement, less shares assumed repurchased at
   the offering price of $5.00 per share...........................    1,694,788                      ----
                                                                     -----------                -----------

Total common and common equivalent shares..........................    3,824,866                  4,659,663
                                                                     -----------                -----------

Net Loss...........................................................  $  (807,854)               $(1,201,642)
                                                                     ===========                ===========

Loss per common and common equivalent shares.......................       ($0.21)                    ($0.26)
                                                                     ===========                ===========
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